Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
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December 5, 2025

Lyell Immunopharma, Inc.

201 Haskins Way

South San Francisco, CA 94080

Re:	Lyell Immunopharma, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to Lyell Immunopharma, Inc., a Delaware corporation (the “Company”), in connection with the resale by Innovative Cellular Therapeutics Holdings Limited (the “Selling Stockholder”) of up to 1,900,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issued as part of the consideration pursuant to the Exclusive License Agreement, dated as of November 6, 2025 (the “License Agreement”), by and among the Company, the Selling Stockholder and Innovative Cellular Therapeutics, Inc. (together with the Selling Stockholder, the “ICT Group”), pursuant to which ICT Group granted the Company an exclusive license to research, develop, manufacture, commercialize and otherwise exploit certain product candidates and products worldwide except in mainland China, Taiwan, Macau and Hong Kong.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

Lyell Immunopharma, Inc.

December 5, 2025

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3 of the Company relating to the Shares filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”) (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) the preliminary prospectus, dated as of the date hereof, which forms a part of and is included in the Registration Statement;

(c) an executed copy of the License Agreement;

(d) a specimen certificate evidencing the Common Stock in the form of Exhibit 4.1 to the Registration Statement;

(e) an executed copy of a certificate of Mark Meltz, General Counsel and Corporate Secretary of the Company, as of the date hereof (the “Secretary’s Certificate”);

(f) a copy of certain resolutions of the Board of Directors of the Company adopted on October 31, 2025, certified pursuant to the Secretary’s Certificate;

(g) a copy of the Company’s Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on May 27, 2025, as in effect as of the date of the issuance of the Shares and as of the date hereof, certified by the Secretary of State of the State of Delaware as of December 5, 2025, and certified pursuant to the Secretary’s Certificate (the “Amended Certificate of Incorporation”); and

(h) a copy of the Company’s Amended and Restated Bylaws, as in effect as of the date of issuance of the Shares and as of the date hereof, and certified pursuant to the Secretary’s Certificate (the “Amended and Restated Bylaws”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholder and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and the Selling Stockholder and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. With respect to our opinion set forth below, we have assumed that (i) the Company received the consideration for the Shares set forth in the License Agreement and the applicable board resolutions and (ii) the issuance of the Shares has been registered in the Company’s share registry. As to any facts relevant to the opinion stated herein

Lyell Immunopharma, Inc.

December 5, 2025

that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Stockholder and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate, the Amended Certificate of Incorporation and the factual representations and warranties set forth in the License Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that, the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

In addition, in rendering the foregoing opinion we have assumed that, at all applicable times:

(a) the Company’s issuance of the Shares did not (i) except to the extent expressly stated in the opinion contained herein, violate any statute to which the Company or such issuance is subject, or (ii) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Amended Certificate of Incorporation, the Amended and Restated Bylaws or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such agreements or instruments); and

(b) the Company’s authorized Common Stock is as set forth in the Amended Certificate of Incorporation, and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.

This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

TWG